Exhibit 12.3

Alcon, Inc., Hünenberg

Report of the Statutory Auditors

to the General Meeting

Financial Statements 2002

KPMG Fides Peat

Zug, February 18, 2003

Ref. EK

Report of the Statutory Auditors to the General Meeting of

Alcon, Inc., Hünenberg

As statutory auditors, we have audited the accounting records and the financial statements (balance sheet, statement of earnings and retained earnings and notes) of Alcon, Inc. for the year ended December 31, 2002.

These financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the Swiss profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting records and financial statements and the proposed appropriation of available earnings comply with Swiss law and the company's articles of association.

We recommend that the financial statements submitted to you be approved.

KPMG Klynveld Peat Marwick Goerdeler SA

Dr. Elisabeth Kruck Thomas Affolter

Swiss Certified Accountant Swiss Certified Accountant

Auditor in charge

Zug, February 18, 2003

Enclosure:

  Financial statements (balance sheet, statement of earnings and retained earnings and notes)
  Proposed appropriation of available earnings

Alcon, Inc., Hünenberg

Balance Sheet as of December 31, Note 2002 2001

CHF CHF

ASSETS

Current Assets

Cash and banks 1,164,503,393 3,578,773

Accounts receivable

due from affiliated companies 84,059,224 261,294,488

due from parent company -- 468,361,875

Treasury Shares 10,926,520 --

Prepayments and other current assets 6,347,079 356,694

1,265,836,216 733,591,830

Non-current Assets

Loans due from affiliated companies 5 1,136,079,577 1,835,565,677

Investments 4 865,872,253 981,883,449

Intangible assets 186,330,421 195,344,222

2,188,282,251 3,012,793,348

3,454,118,467 3,746,385,178

Alcon, Inc., Hünenberg

Balance Sheet as of December 31, Note 2002 2001

CHF CHF

LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities

Bank overdraft -- 1,646,104

Accounts payable

due to third parties 16,803 851,625

due to affiliated companies 363,785,120 490,446,747

Accrued income taxes 14,893,898 14,947,334

Other accrued liabilities 19,566,848 67,700,764

Provision for unrealised exchange gains -- 88,664,354

398,262,669 664,256,928

Non-current Liabilities

Loan due to affiliated company -- 528,227,362

Other long-term liabilities 179,780,625 250,868,708

Provisions 1,395,000,000 --

1,574,780,625 779,096,070

Shareholder's Equity

Share capital 6 61,846,340 60,000,000

Legal reserve 7 605,449,967 602,433,711

Reserve for own shares 8 11,838,545 --

Other reserve -- 100,000

Retained earnings 801,940,321 1,640,498,469

1,481,075,173 2,303,032,180

3,454,118,467 3,746,385,178

Alcon, Inc., Hünenberg

Statement of Earnings and Retained Earnings

for the year ended December 31, 2002 2001

CHF CHF

INCOME

Dividend income 317,833,260 441,554,306

Royalty income 662,333,463 768,916,945

Other investment income 636,680,970 --

Interest income 53,017,985 104,300,052

Miscellaneous income 4,984,540 4,808,581

1,674,850,218 1,319,579,884

EXPENSES

Royalty expenses (248,150,047) (137,731,855)

Research and development expenses (340,019,338) (338,409,651)

Outside services and fees (69,821,594) (61,990,872)

Amortization of intangibles (10,993,622) (11,666,262)

Investment write downs (68,790,935) (35,618,116)

Personnel related expenses (3,862,837) --

Administration and other operating expenses (24,381,688) (16,914,509)

Interest expenses (10,351,852) (46,000,133)

Withholding and miscellaneous taxes (9,658,230) (15,331,500)

Foreign exchange differences (71,894,886) (4,883,739)

Other expenses (14,488,964) (91,766,519)

(872,413,993) (760,313,156)

EARNINGS BEFORE INCOME TAXES 802,436,225 559,266,728

Income taxes (495,904) (15,066,792)

NET EARNINGS 801,940,321 544,199,936

Retained earnings at beginning of the year 1,640,498,469 1,096,298,533

Dividend distribution (1,640,498,469) --

Retained earnings at end of the year 801,940,321 1,640,498,469

Alcon, Inc., Hünenberg

Notes to the Financial Statements

1. General

The Company is registered in Hünenberg in the Canton of Zug, Switzerland. Its principal activity is holding investments, patents, trademarks and technical and industrial know-how.

Nestlé S.A. holds 74.46% of the common shares of Alcon, Inc. The remaining shares are publicly traded at the New York Stock Exchange (NYSE) since March 21, 2002. The company is not aware of any other significant shareholder holding, directly or indirectly, 5% or more of the share capital.

2. Significant Accounting Policies

The accounting policies followed for dealing with items which are judged material or critical in determining the results for the year and stating the financial position are as follows:

2.1 Foreign Currency Translation

The accounting records are kept in USD, which is the functional currency of the Company. Assets and liabilities which arise in currencies other than USD are translated at the rates of exchange prevailing at year-end; revenues and expenses are converted at monthly booking rates.

For statutory purposes, the financial statements are translated into CHF at the following rates:

Investments - at historical rates

Other assets and liabilities - at year-end rates

Equity - at historical rates

Income and expenses - at average rates

Net exchange gains and losses on translation and transactions are recognized in the income statement, except for unrealised gains which are deferred.

    Investments

    Investments are recorded at cost or are written down on a conservative basis, taking into account the profitability of the company concerned.

    Alcon, Inc., Hünenberg

    Notes to the Financial Statements

    2. Significant Accounting Policies (continued)

    Treasury Shares

    Treasury shares are carried at the lower of cost or market.

    Intangible assets

The intangible assets are amortized on a straight-line basis over a period between seven and twenty years.

2.5 Taxation

Provision has been made for all Federal and Cantonal income and capital taxes estimated to be payable on the basis of earnings reported through December 31, 2002.

2.6 Hedging

The company uses forward foreign exchange contracts to hedge foreign currency flows and positions, and also uses interest rate swaps to manage the interest rate risk.

3. Comparative financial statements

Certain captions of the 2001 comparative financial statements have been reclassified in order to conform with the presentation used in 2002.

4. Investments in Subsidiaries

The following is a list of the Company's major investments that remained unchanged since 2001:

Name Domicile Activity Issued share capital Ownership

S.A. Alcon-Couvreur N.V. Puurs Manufacturer EUR 4,491,831 99.62%

Belgium and Distributor

Alcon, Inc., Hünenberg

Notes to the Financial Statements

4. Investments (continued)

Name Domicile Activity Issued share capital Ownership

Alcon Cusi S.A. El Masnou Manufacturer

(Barcelona) and Distributor EUR 11,599,783 100.00%

Spain

Laboratoires Alcon S.A. Rueil- Manufacturer

Malmaison and Distributor EUR 12,579,102 100.00%

France

Alcon Laboratories (UK) Ltd. Herts Distributor GBP 3,100,000 100.00%

UK

Alcon Pharmaceuticals Ltd. Hünenberg Distributor CHF 100,000 100.00%

Switzerland

Alcon Japan Ltd. Tokyo Distributor JPY 27,500,000 100.00%

Japan

Alcon Laboratories Frenchs Distributor AUD 2,550,000 100.00%

(Australia) Pty. Ltd. Forest

Australia

Alcon Canada Inc. Missisauga Distributor CAD (Shares with no 100.00%

Canada nominal value)

Alcon (Puerto Rico) Inc. Puerto Rico Distributor USD 100 100.00%

Alcon Laboratorios Sao Paulo Manufacturer and BRL 7,729,167 100.00%

do Brasil Ltda. Brazil Distributor

Alcon Laboratorios S.A. Mexico Manufacturer MXP 5,915,300 100.00%

de C.V. City and Distributor

Mexico

Trinity River Insurance Bermudas Insurance Activities USD 120,000 100.00%

Co. Ltd.

Alcon Hong Kong Ltd. Hong Kong Distributor HKD 77,000 100.00%

Alcon Pte Ltd. Singapore Distributor SGD 164,000 100,00%

Alcon (China) Ophthalmic Beijing Manufacturer USD 1,357,455 100.00%

Product Co. Ltd. China and Distributor

Alcon Ireland B.V. Amsterdam Manufacturer EUR 395,696 100.00%

The Netherlands

Alcon, Inc., Hünenberg

Notes to the Financial Statements

4. Investments (continued)

Name Domicile Activity Issued share capital Ownership

Alcon Coordination Puurs Finance EUR 415,000,000 86.16%

Center (N.V.) Belgium

Alcon Italia S.p.A. Milan Distributor EUR 1,300,000 99.00%

Italy

The following is a list of the Company's major investments that were changed or newly acquired during 2002:

December 31, 2002 December 31, 2001

Name Domicile Activity Issued share capital / Ownership

Alcon Holdings Inc. Wilmington U.S. Sub-Holding

USA

Common shares USD 10 USD 10

100.00% 100.00%

Preferred shares A - CHF 15,000

100.00%

Preferred shares B - CHF 5,000

100.00%

Preferred shares C - CHF 4,000

100.00%

Preferred shares D - USD 10

79.00%

Alcon Laboratuvarlari Istanbul Distributor TRL 17,724,114,600,000 TRL 11,606,000,000,000

Ticaret AS Turkey 100.00% 85.00%

Alcon Pharma GmbH Freiburg Distributor EUR 511,292 -

Germany 100.00%

Alcon Credit Corporation Hünenberg Finance CHF 1,000,000 -

Switzerland 100.00%

Alcon Finance PLC Cork Finance EUR 38,100 -

Ireland 100.00%

Alcon, Inc., Hünenberg

Notes to the Financial Statements

5. Loans due from affiliated companies

The Company has signed two subordination agreements for loans due from two subsidiaries that amount to CHF 8,591,000 as of December 31, 2002. (2001: CHF 8,416,700).

6. Share Capital

As of December 31, 2002 the Company's share capital comprises 309,231,699 issued and fully paid registered shares with a nominal value of CHF 0.20 each (2001: 300,000,000 shares).

The General Meeting held on February 25, 2002 resolved that the share capital may be increased in an amount not to exceed CHF 6,000,000 through the issuance of up to 30,000,000 fully paid registered shares with a nominal value of CHF 0.20 per share in connection with the issuance of new shares or options to employees or directors of the Company and group companies.

The Conditional Capital was reduced during the year by 2,165,699 shares due to the conversion of the Phantom Stock Plan into the new Alcon Incentive Plan for personnel, and by 91,000 shares due to the issuance of new shares based on exercises of share options by employees.

As of December 31, 2002 the Conditional Capital amounts to 27,743,301 registered shares at CHF 0.20 each representing a total of CHF 5,548,660.

7. Legal Reserve

The Company appropriates earnings to a legal reserve in accordance with the provisions of Swiss law. For holding companies such a reserve is, to the extent of 20 % of the share capital, not readily available for distribution.

8. Reserve for Own Shares

During the year a total of 199,532 shares have been acquired at a cost of CHF 11,838,545. These shares will be recorded in the Share Register as being without voting rights and will not rank for dividends.

The total of 199,532 own shares held at December 31, 2002 represents 0.06% of Alcon, Inc.'s share capital.

Alcon, Inc., Hünenberg

Notes to the Financial Statements

9. Commitments

The Company is committed to make future minimum payments under non-cancellable patent and know-how licence agreements that amount to approximately CHF 59 million as of December 31, 2002 (2001: approximately CHF 108 million).

10. Contingent liabilities

The Company issued guarantees to third parties on behalf of subsidiaries that amount to approximately CHF 11 million (2001: CHF 9 million).

Alcon, Inc., Hünenberg

Proposed Appropriation of Available Earnings

According to the proposal submitted by the Board of Directors, the retained earnings of

CHF 801,940,321 are to be appropriated as follows:

Dividend for 2002, CHF 0.45 per share

on 309,032,167 shares 139,064,475

Dividend for 2002, CHF 0.45 per share

on 414,911 shares reserved for the

option rights which may be exercised

in 2003 prior to the record date for

dividend payments (a) 186,710

Balance to be carried forward 662,689,136

801,940,321

(a) The dividends on those shares for which the option rights will not have been exercised by the date of the dividend payment will be transferred to retained earnings.

The gross dividend amounts to CHF 0.45 per share. After deduction of the federal withholding tax of 35%, a net amount of CHF 0.2925 per share will be payable.